SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	October 5, 2004

VIISAGE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21559	04-3320515
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

296 Concord Road, Billerica, Massachusetts	01821
(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code:	(978) 932-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

Viisage Technology, Inc. (“Viisage”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated October 5, 2004 by and among Viisage, Imaging Automation, Inc. (“iA”) and Ireland Acquisition Corp., a wholly-owned subsidiary of Viisage. Concurrently with the execution and delivery of the Merger Agreement, all of the outstanding capital stock of iA was exchanged for common stock of Viisage, and iA was merged with and into Ireland Acquisition Corp., which resulted in iA becoming a wholly-owned subsidiary of Viisage (the “Merger”).

In connection with the Merger, Viisage issued approximately 3.9 million authorized but unissued shares of its common stock, paid approximately $5 million in cash, and assumed indebtedness of iA in the amount of approximately $2.9 million, all of which indebtedness was repaid in full concurrently with the closing of the Merger. In addition, Viisage reserved approximately 550,000 shares of its common stock for issuance upon exercise of iA stock options being assumed in the Merger. The shares of Viisage common stock issued in the Merger were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 506 promulgated thereunder.

Approximately 15% of the total consideration has been placed in escrow for one year. The escrow fund is available to provide security to Viisage to compensate it for any losses it may incur as a result of any inaccuracy in the representations or warranties of iA contained in the Merger Agreement, any failure to comply with any covenant contained in the Merger Agreement or any legal proceedings related to the operation of iA’s business prior to the closing of the Merger.

In connection with the Merger, certain stockholders of iA agreed not to sell the shares of Viisage common stock they received in the Merger, provided that these sale restrictions will be released ratably every 90 days over the 360-day period following the closing of the Merger. Viisage entered into a Registration Rights Agreement in connection with the Merger pursuant to which it has agreed to file a registration statement covering resale of the shares issued to the iA stockholders.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Merger Agreement, the Registration Rights Agreement and the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Merger Agreement and the Registration Rights Agreement, copies of which are attached to this Current Report as Exhibit 2.1 and Exhibit 10.1, respectively.

On October 5, 2004, Viisage issued a press release announcing the closing of the Merger. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure and qualifications in Item 1.01 are incorporated into this Item 2.01 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure and qualifications in Item 1.01 are incorporated into this Item 3.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements. As permitted by Item 9.01(a)(4) of Form 8-K, the Company will file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K to be filed on or before December 20, 2004.

(b) Pro Forma Financial Information. As permitted by Item 9.01(b)(2) of Form 8-K, the Company will file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K to be filed on or before December 20, 2004.

(c) Exhibits. The Exhibit Index hereto is incorporated into this 9.01 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIISAGE TECHNOLOGY, INC.

Date: October 8, 2004	By:	/s/ William K. Aulet
William K. Aulet
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of October 5, 2004 by and among Viisage Technology, Inc., Imaging Automation, Inc. and Ireland Acquisition Corp.

10.1	Registration Rights Agreement dated as of October 5, 2004 by and among Viisage Technology, Inc. and the shareholders named therein.

99.1	Press release issued October 5, 2004.

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